Exhibit 99.1

TLGY Acquisition Corporation Announces Pricing of Upsized $200 million Initial Public Offering

New York, Dec. 1, 2021 – TLGY Acquisition Corporation (the “Company” or “TLGY”) announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit on November 30, 2021. The Company is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an acquisition or business combination target in any business or industry, it intends to focus its search on the global biopharma or technology enabled business-to-consumer (“B2C”) industries. TLGY is led by Jin-Goon Kim, a former partner of TPG Capital and a former CEO of industry leaders in Asia, including Dell Korea and Li Ning.

The units will be listed for trading on the NASDAQ Global Market under the ticker symbol “TLGYU” beginning December 1, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant and a contingent right to receive at least one-fourth of one redeemable warrant.

Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that the Class A ordinary shares and warrants will be listed on the NASDAQ Global Market under the symbols “TLGY” and “TLGYW”, respectively.

The offering is expected to close on December 3, 2021, subject to customary closing conditions.

Mizuho Securities is acting as the sole bookrunner for the offering, and Robert W. Baird & Co. Incorporated is acting as lead manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained, when available, for free by visiting EDGAR on the website of the U.S. Securities and Exchange Commission (the “SEC”) at

https://www.sec.gov/edgar/browse/?CIK=1879814&owner=exclude. Alternatively, copies of the prospectus may be from Mizuho Securities USA LLC, Attention: Equity Capital Markets, 1271 Avenue of the Americas, New York 10020; Telephone: 212-205-7600.

Registration statements relating to these securities have been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Jin-Goon Kim

Founder and Chief Executive Officer

c/o TLGY Sponsors LLC,

Room 601, 6/F, Yue Xiu Building,

160-174, Lockhart Road,

Wanchai, Hong Kong SAR

+852 9731 0995

mail@tlgyacquisition.com

Source: TLGY Acquisition Corporation